Exhibit 3

Execution Version

March 26, 2025

VIA E-MAIL

Wesley Cummins

3811 Turtle Creek Boulevard, Ste 2100

Dallas, TX 75219

Email:

Re:	Direction Letter

Mr. Cummins:

Reference is made to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of March 26 2025, by and between Lost River, LLC, a Delaware limited liability company (“Purchaser”) and 1334 Partners, L.P., a California limited partnership (“Seller”). Pursuant to the Purchase Agreement, Seller will sell to Purchaser the Purchased Interests (as defined in the Purchase Agreement) and as partial consideration therefor, Purchaser hereby directs Wesley Cummins, its sole member, to transfer to Seller 1,000,000 shares of common stock, par value $0.001 per share, of Applied Digital Corporation, a Nevada corporation the (“APLD Shares”) owned by Wesley Cummins. Purchaser hereby authorizes, directs and instructs Wesley Cummins to transfer, on behalf of Purchaser, the APLD Shares to Seller, pursuant to Section 2 of the Purchase Agreement.

Very truly yours,

LOST RIVER, LLC,
a Delaware limited liability company

By:	/s/ Wesley Cummins
Name:	Wesley Cummins
Title:	Member